Exhibit 10.6

2116 South Lakeline Drive
Salt Lake City, UT 84109
Tel: (801) 231-5729
Fax: (801) 584-2533

Date: April 2, 2004	AMEDICA CORPORATION

Eugene Jones

Dear Gene,

We are very pleased that you have decided to join Amedica Corporation. We are confident that you will find Amedica to have a stimulating and rewarding environment that you seek.

Amedica is pleased to offer you the position of Vice President, Finance with Amedica Corporation at an annual salary of $ 140,000, reporting to Ashok Khandkar. Your responsibilities will be those described to you during our previous discussions. We anticipate your start date to be April 19th, 2004.

Upon beginning employment at Amedica Corporation, you will be nominated for 200,000 shares of stock options, subject to a 4 year vesting schedule, 10-year option life, and approval by Amedica’s Board of Directors. We feel that these stock options are a very valuable part of your total compensation package.

As part of this offer, you will be eligible for Amedica’s complete benefit program, including our excellent medical insurance, dental insurance, life/AD&D and long term disability insurance, and 401(k) retirement plan. Please note that our 401-(k) plan currently is an employee contribution only plan. Also included is Amedica’s 10 paid holidays, 5 days of personal/sick leave and 15 days of vacation per year. When you report to work, you will be provided with more detailed information regarding our complete policies and benefits program.

Your employment at Amedica assumes an obligation to maintain confidentiality of Amedica’s business information and that of its clients, partners and suppliers. By safeguarding such confidential information, Amedica earns the respect and further trust of our clients, suppliers and partners. Thus, as a condition of your employment you will be required to sign the attached confidentiality agreement.

Eugene Jones

April 2, 2004

Additionally, Amedica insists and expects that each employee act in a manner which does not compromise their personal and professional integrity. Consequently, Amedica insists and expects that you will abide by the terms of your present employment agreement.

Amedica is committed to maintaining its leading technology position in the orthopedic implant field, and to the commercialization of revolutionary orthopedic implant products for treatment of joint diseases. Our success depends upon bright, dedicated staff such as yourself. If you are in agreement with the terms of this letter, please sign below and return one of the originals to our offices as soon as possible. I look forward to hearing your favorable response.

Very truly yours,

/s/ Ashok Khandkar
Ashok C. Khandkar, Ph.D.
President & CEO

Eugene Jones

April 2, 2004

Accepted by:

/s/ Eugene Jones
Date: April 2, 2004